Exhibit 12

The McClatchy Company

COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

(in thousands of dollars, except ratio data)

	Year Ended
	Dec 25, 2011	Dec 26, 2010	Dec 27, 2009	Dec 28, 2008	Dec 30, 2007
Fixed Charge Computation
Interest Expenses:
Net interest expense	$165,434	$177,641	$127,276	$157,385	$197,997
Plus Capitalized interest	193	101	200	192	468

Gross interest	165,627	177,742	127,476	157,577	198,465
Interest on Unrecognized Tax Benefits (1)	5,960	(1,632)	(920)	(9,478)	(7,270)
Amortization of debt discount	(11,092)	(11,327)	(7,442)	(4,911)	(2,352)
Interest Component of Rent Expense	4,509	5,021	5,501	6,098	5,679

Total Fixed Charges	$165,004	$169,804	$124,615	$149,286	$194,522

Earnings Computation
Income from Continuing Operations Before Income Taxes (2)	$62,785	$38,701	$83,561	$22,085	$(2,883,191)
(Earnings) Losses of Equity Investments	(27,762)	(11,752)	(2,130)	14,021	36,899
Impairment Related Charge Recorded by Equity Investee (3)	—	2,947	2,022	16,947	—
Interest on Unrecognized Tax Benefits	(5,960)	1,632	920	9,478	7,270
Distributed Income of Equity Investees	31,625	24,274	1,135	1,740	7,424
Add: Fixed Charges	165,004	169,804	124,615	149,286	194,522
Less: Capitalized Interest	(193)	(101)	(200)	(192)	(468)

Total Earnings as Adjusted	$225,499	$225,505	$209,923	$213,365	$(2,637,544)

Ratio Of Earnings to Fixed Charges (4)	1.37	1.33	1.68	1.43	—

(1)	The Company began recording the interest on unrecognized tax benefits in interest expense in fiscal 2007 when it adopted FIN 48.
(2)	Income from continuing operations before income taxes in 2009 and 2010 have been restated as discussed in Note 12 to the Consolidated Financial Statements filed in the Company’s Form 10-K for the year ended December 25, 2011.
(3)	Reflects the Company’s portion of loss related to an impairment and recorded in “Write-down of investments and land held for sale” in the Consolidated Statement of Income.
(4)	Earnings were inadequate to cover fixed charges by $2.8 billion for the year ended December 30, 2007, as a result of non-cash impairment charges of $3.0 billion.